Exhibit 99(a)

FOR IMMEDIATE RELEASE

REGENERON REPORTS SECOND QUARTER FINANCIAL AND
OPERATING RESULTS

Tarrytown, New York (August 1, 2003) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the second quarter of 2003.

Regeneron reported a net loss of $28.7 million, or $0.58 per share, for the second quarter of 2003 compared with a net loss of $30.4 million, or $0.69 per share, for the second quarter of 2002. The Company reported a net loss of $58.8 million, or $1.25 per share, for the six months ended June 30, 2003 compared with a net loss of $55.9 million, or $1.27 per share, for the same period in 2002.

At June 30, 2003, cash, marketable securities, and restricted marketable securities totaled $283.4 million compared with $295.2 million at December 31, 2002.

Regeneron’s total revenue increased to $10.5 million in the second quarter of 2003 from $5.6 million in the same period of 2002. The Company’s total revenue for the first six months of 2003 increased to $20.7 million from $10.5 million for the comparable period of 2002. The increase in contract research and development revenue resulted from the recognition of $7.0 million of revenue for the second quarter of 2003 and $13.7 million for the first six months of 2003 related to our IL-1 Trap collaboration with Novartis. The Company recognizes revenue in connection with the collaboration using the percentage of completion method in accordance with Staff Accounting Bulletin No. 101, Revenue

Recognition in Financial Statements. Contract manufacturing revenue relates to Regeneron’s long-term manufacturing agreement with Merck & Co., Inc. Contract manufacturing revenue decreased in both the second quarter and first half of 2003, compared with prior year periods, because product in inventory was not shipped to Merck during the first half of 2003. Shipments resumed in July 2003. The Company recognizes revenue and the related manufacturing expense as the product is shipped.

Total operating expenses for the second quarter of 2003 were $37.5 million, 5 percent higher than the same period in 2002; and, for the first six months of 2003, they rose 16 percent from the prior year to $76.0 million. Research and development expenses increased 10 percent to $33.7 million for the second quarter of 2003 and 21 percent to $68.1 million for the first six months of 2003 compared with prior year periods. These increases were primarily due to expenses associated with the Company’s development programs for the IL-1 Trap, which is in a Phase II trial for the treatment of rheumatoid arthritis, AXOKINE®, which is in Phase III clinical trials for the treatment of obesity, and VEGF Trap, which is in a Phase I trial for the treatment of cancer.

General and administrative expenses increased in the current quarter and for the first six months of 2003 versus comparable periods in the prior year due primarily to increased administrative costs required to support the Company’s expanding development pipeline, higher insurance costs, and expenses for external service providers. Contract manufacturing expense decreased in both the second quarter and first half of 2003 compared with the same periods in 2002, because product in inventory was not shipped to Merck during the first half of 2003.

Investment income declined in the current quarter and for the first six months of 2003 compared with prior year periods due to lower effective interest rates on investment securities and lower levels of interest-bearing investments. Interest expense, incurred primarily on $200.0 million of convertible notes issued in

October 2001, declined slightly compared with last year’s second quarter. The notes, which mature in 2008, bear interest at 5.5% per annum.

Per share amounts are based on the weighted average number of shares of the Company’s Common Stock and Class A Stock outstanding. For the quarter ended June 30, 2003, the weighted average number of shares outstanding increased to 49.6 million shares compared with 43.9 million shares in the same period last year, due primarily to the sale of 7.5 million shares of the Company’s common stock to Novartis AG in 2003.

Current Business Highlights
Regeneron currently has four product candidates in clinical development. AXOKINE is in Phase III trials for the treatment of obesity. The other three therapeutic candidates emerged from the Company’s Trap program. These molecules have been designed to attach to (or “trap”) specific cytokines and growth factors which, in excess, may cause destructive biological activity. The IL-1 Trap is in a Phase II trial for rheumatoid arthritis. The VEGF Trap is in a Phase I trial for cancer, and the IL-4/13 Trap is in a Phase I trial for asthma.

Regeneron is currently completing a Phase II trial for the IL-1 Trap for the treatment of rheumatoid arthritis. The study involves approximately 200 subjects who have been randomized equally into placebo or one of 3 fixed-dose groups. Results from the 12 week efficacy phase of the trial are expected to be reported in the second half of 2003.

The Company has a Phase I trial underway with the VEGF Trap for cancer. A dose-escalation study, in which subjects receive a weekly, self-administered subcutaneous injection of the VEGF Trap, is currently in progress and an intravenous phase of this study is planned for later this year. This trial is designed to assess the safety and tolerability of this therapeutic candidate in people with solid tumor malignancies or with non-Hodgkin’s lymphoma. A pre-clinical study published recently in The Proceedings of the National Academy of

Sciences (PNAS) reported that Regeneron’s VEGF Trap caused shrinkage of established, growing tumors and their metastases in a mouse model of anaplastic Wilm’s Tumor, a highly aggressive kidney tumor. Regeneron is considering a number of strategies, including possible collaborative arrangements, to accelerate development of the VEGF Trap.

Regeneron is also conducting a Phase I study of the IL-4/13 Trap in subjects with mild to moderate asthma. This trial is a placebo-controlled, double-blind, dose-escalation study to assess the safety and tolerability of the IL-4/13 Trap.

About Regeneron
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of obesity, rheumatoid arthritis, cancer, and asthma and has preclinical programs in other diseases and disorders.

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with pre-clinical and clinical development of therapeutic drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002 and the Form 10-Q for the quarter ended March 31, 2003. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.

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Contact:	Charles Poole Vice President, Investor Relations Regeneron Pharmaceuticals, Inc. charles.poole@regn.com (914) 345-7641

Additional information about Regeneron and recent news releases are available on Regeneron’s Worldwide Web Home Page at www.regn.com.

REGENERON PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	For the three months		For the six months
	ended June 30,		ended June 30,

	2003	2002	2003	2002

Revenues
Contract research and development	$9,774	$2,745	$19,198	$5,435
Contract manufacturing	758	2,824	1,470	5,075

	10,532	5,569	20,668	10,510

Expenses
Research and development	33,717	30,701	68,107	56,178
Contract manufacturing	259	1,861	925	3,120
General and administrative	3,488	2,956	6,947	6,356

	37,464	35,518	75,979	65,654

Loss from operations	(26,932)	(29,949)	(55,311)	(55,144)

Other income (expense)
Investment income	1,101	2,553	2,309	5,325
Interest expense	(2,905)	(3,027)	(5,844)	(6,049)

	(1,804)	(474)	(3,535)	(724)

Net loss	($28,736)	($30,423)	($58,846)	($55,868)

Net loss per share amounts, basic and diluted	($0.58)	($0.69)	($1.25)	($1.27)

Weighted average number of Common and Class A shares outstanding: basic and diluted	49,566	43,914	46,937	43,868

REGENERON PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30,	December 31,
	2003	2002

ASSETS
Cash, marketable securities and restricted marketable securities	$283,378	$295,246
Receivables	7,871	4,017
Inventory	10,342	6,831
Property, plant and equipment, net	84,670	76,825
Other assets	9,286	8,655

Total assets	$395,547	$391,574

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$14,043	$30,309
Deferred revenue	38,514	15,134
Notes payable	200,000	200,000
Other liabilities	5,147	150
Stockholders’ equity	137,843	145,981

Total liabilities and stockholders’ equity	$395,547	$391,574